Exhibit I

Execution Version

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”), is dated as of August 18, 2016 and is entered into by and among (a) Yan Tang (“Mr. Tang”), (b) Matrix Partners China II Hong Kong Limited, a company incorporated under the laws of Hong Kong (“Matrix”), (c) Sequoia Capital China Investment Management L.P., a company organized and existing under the laws of the People’s Republic of China (“Sequoia”), (d) Huatai Ruilian Fund Management Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Huatai Ruilian”), (e) Alibaba Investment Limited, a limited liability company incorporated under the laws of the British Virgin Islands (“Alibaba”) and (f) Rich Moon Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Yunfeng”). Each of Mr. Tang, Matrix, Sequoia, Huatai Ruilian, Alibaba and Yunfeng is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Consortium Agreement (as defined below).

RECITALS

WHEREAS, the Parties are parties to that certain Consortium Agreement, dated as of July 6, 2015, as amended on April 5, 2016 (the “Consortium Agreement”);

WHEREAS, pursuant to Section 6.01(c) of the Consortium Agreement, the Parties are permitted to terminate the Consortium Agreement at any time upon the mutual written agreement of the Parties; and

WHEREAS, the Parties desire to terminate the Consortium Agreement in its entirety on the date hereof.

NOW, THEREFORE, the Parties agree as follows:

1. Termination of the Consortium Agreement. Subject to Section 6.02(b) of the Consortium Agreement, the Consortium Agreement is hereby unconditionally and irrevocably terminated in its entirety (and notwithstanding Section 6.02(b) of the Consortium Agreement, including Article V (Exclusivity) thereof) pursuant to Section 6.01(c) of the Consortium Agreement and is of no further force or effect, effective as of the date of this Agreement. The Parties hereby agree and acknowledge that no breach of the Consortium Agreement by any Party occurred prior to the date of this Agreement.

2. Governing Law. This Termination Agreement and all matters arising out of or relating to this Termination Agreement shall be governed by and construed in accordance with the substantive laws of the Hong Kong Special Administrative Region, without reference to conflict of laws principles.

3. No Modification. No provision in this Termination Agreement can be waived, modified or amended except by written consent of the Parties.

4. Counterparts; Entire Agreement. This Termination Agreement may be signed and delivered by facsimile or portable document format via electronic mail and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. This Termination Agreement sets forth the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements, discussions or documents relating thereto.

5. Successors. This Termination Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns.

[Signatures to Follow on the Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Termination Agreement as of the date and year first written above.

Yan Tang

/s/ Yan Tang

Matrix Partners China II Hong Kong Limited

By:	/s/ Yibo Shao
Name:	Yibo Shao
Title:	Director

Sequoia Capital China Investment Management L.P.

By:	/s/ Nan Peng Shen
Name:	Nan Peng Shen
Title:	Founding and Managing Partner

Huatai Ruilian Fund Management Co., Ltd.

By:	/s/ Zhijie Chen
Name:	Zhijie Chen
Title:	Authorized Signatory

Alibaba Investment Limited

By:	/s/ Timothy A. Steinert
Name:	Timothy A. Steinert
Title:	Authorized Signatory

Rich Moon Limited

By:	/s/ Xin Huang
Name:	Xin Huang
Title:	Authorized Signatory

[Signature Page to Termination Agreement]